Exhibit 99.1

NAPCO Reports Results for Quarter Ended September 30, 2010

Management to Host Conference Call Today at 11AM ET

AMITYVILLE, N.Y.--(BUSINESS WIRE)--November 15, 2010--NAPCO Security Technologies, Inc., (NASDAQ: NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its first quarter ended September 30, 2010.

Highlights:

  Net sales for the first quarter increased 6% to $15,327,000, from $14,465,000 a year ago.
  Adjusted EBITDA* for the three months ended September 30, 2010 was $118,000 as compared to ($377,000) for the same period a year ago (see table attached).
  Net income for the first quarter was ($1,134,000) or ($0.06) per fully diluted share, a 38% increase over the net income of ($1,818,000) or ($0.10) for the same period a year ago. Per share results are based on 19,096,000 fully diluted weighted average shares for the three months ended September 30, 2010 and 2009.
  Cash generated from operating activities was approximately $0.2 million for the quarter ended September 30, 2010.
  Debt, net of cash, has been reduced by $11.7 million from $35.9 million to $ 24.2 million since acquiring Marks USA in August of 2008. $0.1 million of this reduction occurred in the first quarter of fiscal 2011.

Gross Profit for the three months ended September 30, 2010 was $3,423,000, an increase of 3% compared to $3,339,000 for same period a year ago. Gross profit in the quarter increased as a result of the increase in net sales.

Selling, general and administrative expenses for the first quarter of fiscal 2011 decreased by 12% to $4,140,000 as compared to $4,692,000 for the same quarter a year ago.

Operating income for the three months ended September 30, 2010, which reflects the items discussed above, was $(717,000) an increase of $636,000 or 47% from $(1,353,000) for the same period a year ago.

On October 28, 2010, the Company consummated a Second Amended and Restated Credit Agreement with its banks. The agreement provides for a LIBOR interest rate option of LIBOR plus 4.5% in addition to the existing prime option of prime plus 4.0%, financial covenants that better reflect the Company’s current financial condition and other terms and conditions as more fully described in the Second Amended Agreement. In addition, the agreement contains waivers for non-compliance with certain covenants in the previous facilities.

Richard Soloway, Chairman and President, stated, “Just after the end of our first quarter of fiscal 2010 we closed on a restructured debt agreement as previously described. By concluding these extended negotiations we now have lower interest rates available to us which, based on today’s LIBOR rates, should reduce our interest expense by over $500,000 over the next twelve months. We can now focus more confidently and aggressively on sales growth, new products and continued expense reductions.”

Mr. Soloway continued “The sales increase in this quarter over the same quarter last year coincides with the positive reactions we received at the ISC East tradeshow this month. Of particular note is our new NAPCO Commercial™ platform, which gives our Company a powerful presence in the high gross margin, billion dollar, commercial fire/ life safety sector of the industry. It opens up a whole new avenue of business for NAPCO into schools, factories, office buildings, hospitals, retail centers and much more. The product, which introduces several innovations to the segment, provides 8 to 255 point addressable or conventional, wired or wireless, commercial fire, intrusion, or combination fire/intrusion control panels.”

Mr. Soloway added “Additionally, NAPCO has recently launched the wireless version of its popular iSee Video™ product line. iSee Video represents a major strategic initiative for building future profitability as this product provides NAPCO and its dealers with incremental, service-driven recurring revenue streams. Another driver of recurring revenue service income is NAPCO’s Starlink Wireless Radios which are being used as a primary means of alarm reporting now that traditional hardwire phone lines are becoming less prevalent in U. S. households.”

Mr. Soloway concluded, “We are pleased with how fiscal 2011 has begun. Historically, our quarters get stronger as the fiscal year progresses. With the completion of the debt restructuring and the positive signs in our sales and expense levels, we can focus on further improvements in all areas. We believe this, combined with our large network of security dealers who install our extensive and technologically advanced line of products, puts us in a much healthier position as economic conditions improve and market demand increases. All of the necessary building blocks are in place for NAPCO to emerge from the global economic crisis as a stronger company and we look forward to better days to come.”

NAPCO will host a conference call for the investment community today, 11/15/2010, at 11:00 AM EST. Interested parties may participate in the call by dialing (877) 407-8291; international callers dial (201) 689-8345 about 5 – 10 minutes prior to 11:00 AM EST. The conference call will also be available on replay starting at 3:00 PM EST on November 15, 2010 and ending on November 29, 2010. For the replay, please dial (877) 660-6853 (replay account #332, replay conference #360841). The access number for the replay for international callers is (201) 612-7415 (replay account #332, replay conference #360841).

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control and door locking systems. The Company consists of NAPCO plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. The products are installed by security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for technical excellence, reliability and innovation, poising the Company for growth in the rapidly expanding electronic security market, a multi-billion dollar market.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

ASSETS	September 30, 2010
	(unaudited)	June 30, 2010
	(In thousands except share data)
CURRENT ASSETS
Cash and cash equivalents	$4,711	$5,522
Accounts receivable, net of reserves	14,657	17,740
Inventories	19,631	17,370
Prepaid expenses and other current assets	960	947
Income tax receivable	1,102	785
Deferred income taxes	468	448
Total Current Assets	41,529	42,812
Inventories - non-current, net	5,529	6,712
Deferred income taxes	1,704	1,842
Property, plant and equipment, net	7,939	8,106
Intangible assets, net	13,581	13,870
Other assets	396	326
TOTAL ASSETS	$70,678	$73,668
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$3,572	$--
Loan payable	--	29,849
Accounts payable	4,534	5,320
Accrued expenses	2,038	2,242
Accrued salaries and wages	1,901	1,899
Total Current Liabilities	12,045	39,310
Long-term debt, net of current maturities	25,384	--
Accrued income taxes	118	116
Deferred income taxes	--	--
Total Liabilities	37,547	39,426
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 20,095,713 shares issued; and 19,095,713 shares outstanding,	201	201
Additional paid-in capital	14,029	14,006
Retained earnings	24,516	25,650
	38,746	39,857
Less: Treasury Stock, at cost (1,000,000 shares)	(5,615)	(5,615)
TOTAL STOCKHOLDERS' EQUITY	33,131	34,242
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$70,678	$73,668

See accompanying notes to consolidated financial statements.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended September 30,
	2010	2009
	(In thousands, except share and per share data)
Net sales	$15,327	$14,465
Cost of sales	11,904	11,126
Gross Profit	3,423	3,339
Selling, general, and administrative expenses	4,140	4,692
Operating Loss	(717)	(1,353)
Other expense:
Interest expense, net	594	571
Other, net	14	14
	608	585
Loss before Benefit for Income Taxes	(1,325)	(1,938)
Benefit for income taxes	(191)	(120)
Net Loss	$(1,134)	$(1,818)
Loss per share:
Basic	$(0.06)	$(0.10)
Diluted	$(0.06)	$(0.10)
Weighted average number of shares outstanding:
Basic	19,096,000	19,096,000
Diluted	19,096,000	19,096,000

See accompanying notes to consolidated financial statements.

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(In thousands)

	3 months ended September 30,
	2010	2009
Net (loss) (GAAP)	$(1,134)	$(1,818)
Add back (benefit) for income taxes	(191)	(120)
Add back interest and other expense	608	585
Operating (loss) (GAAP)	(717)	(1,353)
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	288	335
Add back stock-based compensation expense	23	69
Add back costs relating to Marks acquisition and consolidation	216	238
Add back costs associated with waivers and amendments to credit facilities	35	13
Adjusted non-GAAP operating (loss)	(155)	(698)
Add back depreciation	273	321
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$118	$(377)

* Non-GAAP Information

Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income (loss) plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

CONTACT:
NAPCO Security Technologies, Inc.
Richard L. Soloway, CEO
or
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger
or
Diana Bittner (Media)
212-370-4500; fax: 212-370-4505
don@wolfeaxelrod.com